Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-146178 on Form S-1 of Cape Bancorp, Inc. of our report dated March 16, 2009, with respect to the consolidated balance sheet as of December 31, 2008, and the consolidated statements of income, changes in stockholders’ equity, and cash flows for the two years in the period ended December 31, 2008, which report is incorporated by reference in Form 10-K of Cape Bancorp, Inc. for the year ended December 31, 2009.

Crowe Horwath LLP
Livingston, New Jersey
March 16, 2010